UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2011
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Steel Excel Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	0-15071	94-2748530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

691 S. Milpitas Blvd., Suite 208, Milpitas, California, 95035
(Address of principal executive offices including zip code)

 (408) 945-8600
(Registrant’s telephone number, including area code)
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 (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 10, 2011, the Board of Directors of the Steel Excel Inc. (the "Company") elected Gary W. Ullman to fill a vacancy on the Board of Directors.  The election of Mr. Ullman was recommended by the Governance and Nominating Committee of the Board of Directors.

Mr. Ullman, is the Chief Executive Officer of the Intrapac Group, a producer of specialty packaging for the personal care and pharmaceutical industries, and Connies Naturals, a corporation that delivers pre-made food products to sports stadiums, theme parks and the military.  There are no arrangements or understandings between Mr. Ullman and any other persons pursuant to which he was elected as a director and there are no transactions in which Mr. Ullman has an interest requiring disclosure under Item 404(a) of Regulation S-K.  No determinations have currently been made by the Board of Directors as to any committees of the Board of Directors that Mr. Ullman may serve on.

Concurrently with his election to the Board of Directors, Mr. Ullman was awarded the customary equity compensation granted by the Company to new directors, consisting of a grant of restricted stock units (“RSUs”) for 1,625 shares and an option to purchase 3,250 shares of the Company’s common stock.   One-third of the RSUs and the options vest on the one year anniversary of the grant, and thereafter, the remainder vest in equal installments each quarter, so that the awards are fully vested on October 10, 2014.  In addition to these initial equity grants, Mr. Ullman will be entitled to receive the customary compensation paid to members of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Steel Excel Inc.

By:	/s/ John J. Quicke
Name: John J. Quicke
Title: Interim President and Chief Executive Officer

Dated:  October 11, 2011